Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Andy Blanchard
Investor Relations
Tel 978.370.2425 investorrelations@teradyne.com

Teradyne Announces Election of Paul Tufano as Chair of the Board

NORTH READING, Mass. – May 7, 2021 – Teradyne, Inc. (NASDAQ:TER) announced today the Board of Directors has elected Paul Tufano Chair of the Board. Mr. Tufano is the former Chief Executive Officer of Benchmark Electronics and has served on the Teradyne Board since 2005. He replaces former Chair Roy Vallee who has retired from the Board.

“Paul is a proven leader and valuable board member who has helped guide Teradyne’s transformation over the past 15 years,” said Mark Jagiela, Teradyne President and CEO. “I look forward to working with him in his new role as Board Chair. I also want to thank Roy for his dedicated leadership and wise counsel during his 20-year tenure on the Board.”

About Teradyne

Teradyne (NASDAQ:TER) brings high-quality innovations such as smart devices, life-saving medical equipment and data storage systems to market, faster. Its advanced test solutions for semiconductors, electronic systems, wireless devices and more ensure that products perform as they were designed. Its Industrial Automation offerings include collaborative and mobile robots that help manufacturers of all sizes improve productivity and lower costs. In 2020, Teradyne had revenue of $3.1 billion and today employs 5,500 people worldwide. For more information, visit teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc. in the U.S. and other countries.